News Release
For more information contact:
Dennis J. Zember Jr.
Executive Vice President & CFO
(229) 890-1111

AMERIS BANCORP ANNOUNCES ACQUISITION OF AMERICAN UNITED BANK

October 23, 2009

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia, announced today that its wholly-owned banking subsidiary, Ameris Bank, has entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) to assume all of the deposits and acquire certain assets of American United Bank, a full service, single office bank located in Lawrenceville, Georgia. The Georgia Department of Banking and Finance today declared American United Bank closed and appointed the FDIC as receiver.

As a branch of Ameris Bank, the Lawrenceville location will be open and serving customers on Monday, October 26, 2009, during the bank’s normal business hours.  American United Bank depositors will automatically become depositors of Ameris Bank, and deposits will continue to be insured by the FDIC. With this acquisition, Ameris Bank will now operate 51 locations in Georgia, Florida, Alabama and South Carolina.

Edwin W. Hortman, Jr., President & CEO of Ameris Bank commented, “We are excited to welcome the American United Bank customers and employees to Ameris Bank.  Customers can be confident that their deposits are safe and readily accessible.  Ameris Bank has supported the financial needs of local communities since 1971 and is excited about continuing this tradition through loss-sharing arrangements with the FDIC.”

As a result of this acquisition, Ameris Bank will be acquiring the assets and deposits of American United Bank at a discount of $19,645,000 and a premium on deposits totaling approximately $286,000.  Ameris Bank will assume approximately $101 million in total deposits and acquire $83 million in total loans and $3.6 million in other real estate (ORE).  The loans being purchased are covered by a loss share agreement which affords Ameris Bank significant loss protection for the next five years.

Ameris Bancorp is headquartered in Moultrie, Georgia, and has 51 locations in Georgia, Alabama, northern Florida and South Carolina.  For additional information about Ameris Bank, please visit our web site at www.amerisbank.com.

 Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.